Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

a)Registration Statement (Form F-3 No. 333-219065) of Golar LNG Partners LP and in the related Prospectus;
b)Registration Statement (Form S-8 No. 333-212485) pertaining to Long-Term Incentive plan of Golar LNG Partners LP; and
c)Registration Statement (Form F-3 No. 333-235614) of Golar LNG Partners LP and in the related Prospectus.

of our reports dated April 30, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Golar LNG Partners LP included in this Annual Report (Form 20-F) of Golar LNG Partners LP for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, United Kingdom
April 30, 2020